Addendum to Executed Agreement SKGO OB. And WMX Group, Inc.

Further to the agreement signed by Richard Shergold, CEO, Smart Kids Group Inc. and Thomas Guerriero, CEO, WMX Group, Inc.:

WMX Group, Inc. agrees to:

1.       WMX mutually agrees with Smart Kids Group, Inc. that material changes with the company will be voted on by the Board and/or the majority Shareholders;

2.       WMX to waive the provision requiring the company to provide WMX free trading shares; as WMX shares will become freely traded in 6 months from the date of the agreement as per Rule 144;

3.       WMX to mutually agree to file an 8K due to the confidentiality provision;

4.       that Richard Shergold maintains 45 % non-dilutable equity as well as WMX as previously agreed upon; and

5.       that Richard Shergold and Lisa Yakiwchuk, have employment agreements with Smart Kids Group Inc. and do not fall under the 1099 rule for the amount of earnings made as an employee. All earnings may be paid in stock and/or cash and any stock paid will be restricted for 6 months as per Rule 144; and

6.       WMX will be issued an equal amount of shares any time an employee or shareholder receives stock of any kind to maintain the 45% majority share interest in Smart Kids Group, Inc.; as will Richard Shergold to maintain the other 45% majority share.

If the foregoing is accepted and agreed by WMX Group, Inc., please sign below and return a copy.

ACCEPTED and AGREED:

/s/ Thomas Guerriero

Thomas Guerriero, CEO, WMX Group, Inc.

/s/ Richard Shergold

Richard Shergold, CEO, Smart Kids Group, Inc.